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LightPath Technologies Aids Shuttle Discovery Safety Inspection

LightPath's fiber beam delivery systems were instrumental in the safety inspection of Discovery in preparation for its return from space

(October 5, 2005, 2005) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News),

When the space shuttle Discovery safely touched down in August, it did so after very close inspection of its heat protection tiles for external damage. These inspections were performed while Discovery was docked at the International Space Station. The astronauts employed a 3-D laser imaging camera system produced by Ottawa- based Neptec which incorporates LightPath's patented Fusion (TM) collimators to reliably deliver laser energy in extreme environmental conditions. Lightpath Technologies was selected because it is recognized as a world leader in high-power, high-reliability fiber beam delivery systems.

"LightPath's collimator technology played a critical role in the performance of the imaging system," said Iain Christie, Neptec's Director of Research and Development. "Manufacturing high precision optical assemblies for space environments is very challenging. We selected Lightpath to supply our collimators at the start of our Laser Camera System development program in 2000. They have been with us ever since. It is fair to say that if the Lightpath collimators don't perform, then neither do we."

"LightPath is pleased to have been selected by Neptec, a renowned pioneer in the industry, to play such an important role in this mission critical application," said Ken Brizel, CEO and President of LightPath. "The fiber fusion technology was originally developed for telecommunications applications, and this is another example of how we have transitioned our telecom technologies to non-telecom markets and applications."

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM (R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Edward Patton, Vice President Marketing

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.